EXHIBIT 3-A
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                         AMENDED AND RESTATED
                             AGREEMENT OF
                        LIMITED PARTNERSHIP OF

                 JMB/245 PARK AVENUE ASSOCIATES, LTD.

     This Amended and Restated Agreement of Limited Partnership made and entered into as of the 7th day of May, 1984 by and among JMB Park Avenue, Inc., an Illinois corporation. Park Associates, an Illinois limited partnership, and JMB Realty Corporation, a Delaware corporation, and those other parties that hereafter execute this Agreement or counterparts hereof as Limited Partners, as hereinafter indicated.

     WHEREAS, the Partnership was formed during 1983 pursuant to the provisions of the Uniform Limited Partnership Act of the State of Illinois (the "Act"), and the parties hereto desire to amend and restate the terms and provisions of the Agreement governing the Partnership in their entirety in accordance with the terms, conditions and covenants as hereinafter set forth;

    NOW THEREFORE, it is mutually agreed by and among the parties hereto as follows:

     1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

     (a) "Affiliate" means, when used with reference to a specified Person (as hereinafter defined), (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person which is a director, officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person which, directly or indirectly, is the beneficial owner of 10% or more of any class of voting securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of voting securities or in which the specified Person has a substantial beneficial interest and (iv) any relative or spouse of the specified Person. "Person" means any individual, partnership, corporation, trust or other entity. Affiliate or Affiliated Person of the Partnership or the General Partners docs not include a Person who is in partnership with the Partnership or with any other Affiliated Person pursuant to the Joint Venture Agreement (hereinafter defined), which Person is not otherwise an Affiliate or Affiliated Person of the Partnership or the General Partners.

     (b) "Agreement" shall mean this Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time.

     (c) "Associate General Partner" shall mean Park Associates, an Illinois limited partnership, so long as, for purposes of Section 8 hereof, it is not exercising the rights of the Corporate General Partner pursuant to Section 13 hereof, or any successor to its interest (or any portion thereof) in the Partnership.

     (d) "Capital Account" shall mean, with respect to any Partner, the aggregate Capital Contribution made by such Partner (i) reduced by (A) any losses allocated to such Partner under Section 9 hereof and any charge or expense relating to the offering of Limited Partnership Interests under
Section 6 hereof allocated to such Partner's Capital Account, and (B) any distributions of Distributable Cash, Financing Proceeds or Sale Proceeds made to such Partner under Section 11 or 13 hereof, and (ii) increased by any profits allocated to such Partner under Section 9 hereof. The Capital Account of a Partner shall reflect all prior adjustments to the Capital Account of any predecessor holder of such Partner's interest in the Partnership, or portion thereof.

     (e) "Capital Contribution" means the total amount of cash capital contribution to the Partnership (prior to the deduction of any selling commissions or expenses paid with respect to each Limited Partnership Interest for which no discount is allowed under Section l(k) hereof, and increased by any discount from or credit against such capital contribution as provided in Section l(k) hereof, but such increase shall apply only with respect to discounts allowed for the purchase of Limited Partnership Interests by the General Partners and Affiliates pursuant to Section 6(h) hereof) by all the Partners or any class of Partners or any one Partner as the case may be (or the predecessor holders of the interests in the Partnership of such Partners or Partner) as shown under the columns "First Capital Contribution", "Second Capital Contribution", "Third Capital Contribution", "Fourth Capital Contribution", "Fifth Capital Contribution", "Sixth Capital Contribution" and "Seventh Capital Contribution" on
Schedule A, as amended from time to time, but only to the extent then made in cash by such Partner or Partners (except as increased by any discount as described above).

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     (f)   "Corporate General Partner" shall mean JMB Park Avenue, Inc. an
Illinois corporation, or any successor to its interest (or any portion thereof) in the Partnership.

     (g)   "General Partners" shall mean both the Corporate General
Partner and the Associate General Partner, and their respective successors,

     (h) "Initial Limited Partner" shall mean JMB Realty Corporation in its capacity as the Initial Limited Partner of the Partnership.

     (i) "Interest" means the entire ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Limited Partner may be entitled as provided in this Agreement, together with the obligations of such Limited Partner to comply with all the terms and provisions of this Agreement.

     (j) "Joint Venture Agreement" shall mean that First Amended and Restated Agreement of General Partnership, as amended, modified, supplemented or restated from time to time, of 245 Park Avenue Company, a New York general partnership, by and among 0 & Y Equity Corp., a New York corporation, Fame Associates, a New York general partnership, and the Partnership. "Joint Venture" shall mean 245 Park Avenue Company, the partnership governed by the Joint Venture Agreement. "Joint Venture Property" shall mean a 46-story office building, completed in 1967, commonly known as the American Brands Building, and the land underlying such improvements located at 245 Park Avenue in the borough of Manhattan in the City of New York, New York, together with all personal property owned by the Joint Venture which is used or useful in connection therewith, and any other property, real or personal, at any time owned by the Joint Venture.

     (k) "Limited Partner" shall mean each Person that executes this Agreement or counterparts hereof as a limited partner and each Person admitted as a substituted Limited Partner in accordance with Section 14 hereof and the Act. The term "Limited Partner" shall not include JMB Realty Corporation in its capacity as the Initial Limited Partner, except as otherwise provided herein. "Limited Partnership Interest" shall mean the interest in the capital of the Partnership representing a Capital Contribution of $124,300 by a Limited Partner. Notwithstanding the foregoing, "Limited Partnership Interest" shall mean the interest in the capital of the Partnership representing a Capital Contribution of $124,300 reduced by a discount equal to any selling commissions which would have been, but are not, incurred in the case of the purchase of a Limited Partnership Interest in the Partnership by any of the General Partners, certain selling agents, selected dealers and their Affiliates (and in the case of such a purchase by the General Partners or their Affiliates, reduced by the amount of any due diligence fee which would have been, but is not, incurred with respect to each such Limited Partnership Interest), except for purchases of Limited Partnership Interests by General Partners and their Affiliates which are not pursuant to Section 6(h) hereof.

     (l)   "Partners" shall mean the General Partners, the Initial Limited

Partner and the Limited Partners unless otherwise indicated. "Partner" shall mean any one of the Partners.

     (m) "Partnership" shall mean the limited partnership formed hereby, as such limited partnership may be constituted from time to time.

     (n) "Partnership Property" shall mean any property, real or personal, at any time owned by the Partnership (including without limitation the interest of the Partnership in the Joint Venture). In the case of any property owned by another partnership or joint venture in which the Partnership is a partner, the term shall include property so owned.

     (o) "Percent Interest" shall mean with respect to any Limited Partner a number reflecting the percentage which his Interest bears to the Interests of all Limited Partners, as set forth opposite a Limited Partner's name in Schedule A, as said Schedule may be from time to time amended, supplemented or modified.

     (p) "Periodic Admission Date" shall mean the first day of the calendar month in which there occurs the date or dates, selected by the Corporate General Partner, on which any Person (other than as a substituted Limited Partner pursuant to Section 14 hereof and other than JMB Realty Corporation as the Initial Limited Partner) is admitted to the Partnership as a Limited Partner.













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     (q)   "Promissory Note" shall mean the note executed by a Limited
Partner which evidences the obligation set forth in Section 6(d) hereof of such Limited Partner to contribute to the Partnership his "Second Capital Contribution," "Third Capital Contribution," "Fourth Capital Contribution," "Fifth Capital Contribution," "Sixth Capital Contribution," and "Seventh Capital Contribution," on or before the dates specified in Section 6(d) hereof.

     2. FORMATION OF LIMITED PARTNERSHIP. The undersigned parties hereby form, or ratify the formation of, a limited partnership pursuant to the provisions of the Act, and the rights and liabilities of the Partners shall be as provided in the Act, except as herein otherwise expressly stated.

     3. PARTNERSHIP NAME AND PRINCIPAL OFFICE. The name of the Partnership shall be JMB/245 PARK AVENUE ASSOCIATES LTD., or such other name as the Corporate General Partner may designate in writing to the Limited Partners. The principal business office of the Partnership shall be at 875 North Michigan Avenue, Suite 3900, Chicago, Illinois 60611, unless changed by the General Partners by giving ten (10) days' prior notice thereof to the Limited Partners. The business of the Partnership may also be conducted at such additional places as the General Partners may determine.

     4. PURPOSE. The principal business of the Partnership is to act as a general partner of, and acquire and invest in a general partnership interest in, the Joint Venture, and as such general partner acting through he Joint Venture (or acting directly or in any other capacity through partnerships as a general or limited partner, or through trusts or through corporations) to acquire, invest in, hold, maintain, manage, improve, operate, lease, mortgage, encumber and otherwise use for profit the Joint Venture Property) or any interest, direct or indirect, in such property), the Partnership Property (including without limitation the Partnership's general partnership interest in the Joint Venture) or any personal property used or useful in connection therewith (and in connection therewith the Partnership shall have the power to dispose in any manner of any of the foregoing property, in whole or in part, or interests therein) and to engage in any and all activities related or incidental thereto.

     5. TERM OF PARTNERSHIP. The Partnership commenced during 1983 with the first filing, pursuant to the Act, of its Certificate of Limited Partnership and shall continue until December 31, 2034 unless sooner terminated as hereinafter provided.

     6.  PARTNERS' NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS.

     (a) The Capital Contributions to the Partnership shall BE the amounts stated to be such from time to time in Schedule A, attached hereto and incorporated herein by reference.

     (b) The respective names, addresses and Capital Contributions of the General Partners are set forth in Schedule A hereto, as from time to time amended. Except as otherwise provided in Sections 9(b) and 13(e) hereof, the General Partners are not required to make any additional capital contribution to the Partnership, and their Capital Contributions to the Partnership shall be limited to the sums paid in cash set forth in Schedule A opposite their names in the column entitled "First Capital Contribution", and shall be due concurrently with the execution of this Agreement. Any General Partner, in its sole discretion, may make additional Capital Contributions to the Partnership to be placed in a separate account for Partnership purposes, in such amounts and at such times as such General Partner may determine.

     (c) The name, address, and Capital Contribution of the Initial Limited Partner is set forth in Schedule A, as amended from time to time. On the first Periodic Admission Date, the Initial Limited Partner will withdraw from the Partnership and will be entitled to receive forthwith the return of its Capital Contribution, without interest or reduction.

     (d) The respective names, addresses and Capital Contributions of the Limited Partners are set forth in Schedule A, as from time to time amended. The Partnership is authorized to make a private offering of 1,000 Limited Partnership Interests for a total Capital Contribution of $124,300 each. Investors purchasing such Limited Partnership Interests may be admitted to the Partnership as Limited Partners on one or more Periodic Admission Dates. Concurrently with the admission of a Limited Partner pursuant to the terms of this Agreement, such Limited Partner shall contribute to the capital of the Partnership, in cash, the sum set forth in Schedule A opposite his name in the column entitled "First Capital Contribution" and shall be obligated to contribute to the capital of the Partnership, in cash, his "Second Capital Contribution", "Third Capital Contribution", "Fourth Capital Contribution", "Fifth Capital Contribution", "Sixth Capital Contribution" and "Seventh Capital Contribution" not later than January 15, 1985, January 15, 1986, January 15, 1987, January 15, 1988, January 15, 1989 and January 15, 1990, respectively. Each Limited Partner shall execute and deliver to the Partnership a Promissory Note evidencing his obligation to make capital contributions as provided in this
Section 6(d).



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     (e)   No Limited Partner shall be required to make any contributions to the capital of the Partnership other than the amounts shown in Schedule A as his Capital Contribution. No Limited Partner shall have any right to demand or receive the return of his Capital Contribution to the Partnership. It is the intent of the Partners that no distribution (nor any part of any distribution) made to any Partner pursuant to Section 11 or 13 hereof shall (unless so designated in the Partnership's Certificate of Limited Partnership) be deemed a return or withdrawal of capital, even if such distribution is made with respect to any fiscal period for which the Partnership has Distributable Cash but no net income or profits due to depreciation or any other non-cash item accounted for as a loss or deduction from or offset to Partnership income, and that no allocation to any Partner of any loss, whether attributable to depreciation or otherwise, pursuant to Section 9 hereof shall create any asset of or obligation to the Partnership, even if such allocation reduces such Partner's Capital Account or creates or increases a deficit in such Partner's Capital Account. It is also the intent of the Partners that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partners or of the Partnership.

     (f) Any General Partner shall also be a Limited Partner to the extent that it purchases, or becomes a transferee of, and a substituted Limited Partner (pursuant to Section 14 hereof) with respect to, any Limited Partnership Interests or portions thereof, and to such extent shall be treated in all respects as a Limited Partner.

     (g) No Partner shall be entitled to receive interest with respect to any Capital Contribution or on such Partner's Capital Account, notwithstanding any disproportion therein among the Partners.

     (h) The General Partner and its Affiliates shall purchase all Limited Partnership Interests which remain unsold at the termination of the offering (on the terms provided in Section 1(k)) contemplated by
Section 6(d) hereof (but only in the event that a first Periodic Admission Date has occurred).

     7. LIMITED LIABILITY. No Limited Partner (including the Initial Limited Partner) shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, other than to make the contributions of capital described in Sections 6(c) and 6(d).

     8. MANAGEMENT RIGHTS, DUTIES, POWERS AND COMPENSATION OF GENERAL PARTNERS; TRANSACTIONS INVOLVING PARTNERS.

     (a) The Corporate General Partner shall have exclusive management and control of the investments, business and affairs of the Partnership, and all decisions regarding the investments management and affairs of the Partnership shall be made by the Corporate General Partner, except as provided in Section 8(c) hereof and except that the Corporate General Partner may delegate its power of decision in whole or in any part to any Person (whether such Person is or is not a Partner), whether by power of attorney, investment in the Joint Venture, action taken under the Joint Venture Agreement or otherwise. The Corporate General Partner shall have all the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the Corporate General Partner pursuant to this Agreement shall constitute the act of and serve to bind the Partnership. It is further understood and agreed that the Chairman, President or any Vice President of the Corporate General Partner (including any partner of the Associate General Partner who is the Chairman, President or a Vice President of the Corporate General Partner) may act for and in the name of the Corporate General Partner in the exercise by the Corporate General Partner of any of its rights and powers hereunder. In dealing with any General Partner or the Corporate General Partner (or the Chairman, President or any Vice President thereof) acting on behalf of the Partnership, no Person shall be required to inquire into, and all Persons shall be entitled to rely conclusively on, the power and authority of such General Partner or such individual to bind the Partnership.

     (b) The Corporate General Partner is hereby authorized, on behalf of the Partnership as a general partner of the Joint Venture, to execute and deliver and perform pursuant to the Joint Venture Agreement, pursuant to which the Partnership will own its general partnership interest in the Joint Venture (which owns the Joint Venture Property), and all amendments, supplements and renegotiations to or of the Joint Venture Agreement. Subject to Section 8(c) hereof, the Corporate General Partner is hereby expressly authorized and empowered to exercise all rights of the Partnership under the Joint Venture Agreement,







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howsoever the Joint Venture Agreement is amended, supplemented or renegotiated, to make all determinations for the Partnership under the Joint Venture Agreement and otherwise to act on behalf of the Partnership in all matters related to the Joint Venture.

     (c) The Corporate General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority from time to time to incur all reasonable expenditures; to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants; to let or lease all or any portion of the Partnership Property or the Joint Venture Property for any purpose and without limit as to the term thereof, whether or not such term (including renewal terms) shall extend beyond the date of termination of the Partnership or the Joint Venture and whether or not the portion so leased is to be occupied by the lessee or, in turn, subleased in whole or in part to others; to create, by grant or otherwise, easements and servitudes; to borrow money on an unsecured basis; to borrow money in any amount and as security therefor to mortgage or grant a security interest in all or any portion of the Partnership Property or the Joint Venture Property; to construct, alter, improve, repair, raze, rebuild or replace any building or other improvement on all or any portion of the Partnership Property or the Joint Venture Property which is real estate; to obtain refinancings or replacements of any mortgages or other security instruments related in any way to any Partnership Property or Joint Venture Property, and to prepay in whole or in part, refinance, recast, modify, consolidate or extend the terms of any indebtedness owed by the Partnership or the Joint Venture or affecting all or any portion of the Partnership Property or the Joint Venture Property; to cause or permit new or additional mortgages or liens to be placed on such property; to sell, lease, exchange or convey, and to grant an option for the sale, lease, exchange or conveyance of, any or all of the Partnership Property or the Joint Venture Property, provided, however, that the Corporate General Partner shall not consummate any sale of all or substantially all of the Partnership's interest in the Joint Venture or shall not agree to a sale of all or substantially all of the Joint Venture Property, unless the Joint Venture Agreement compels the Partnership to approve such sale or other disposition or such sale or other disposition is approved by all of the individual managing general partners of the Associate General Partner following a recommendation for such approval by the Corporate General Partner; to do any and all of the foregoing at such price, rental or amount, for cash, notes, securities or other property and upon such terms as the Corporate General Partner deems proper; to place record title to all or any portion of the Partnership Property or the Joint Venture Property in the name or names of a nominee or nominees or a trustee for the purpose of mortgage financing or any other convenience; and to enter into, execute, acknowledge, swear to and deliver any and all contracts, agreements or other instruments to effectuate any or all of the foregoing and to take any such actions with respect to the Partnership Property or the Joint Venture Property on behalf of the Partnership as a general partner under the Joint Venture Agreement. In addition, the Corporate General Partner may, without the consent of or other action by any Limited Partner, admit an assignee of a Limited Partner's interest to be a substituted Limited Partner in the Partnership, pursuant to and subject to the terms of Section 14 hereof.

     (d) The Corporate General Partner shall devote such time to the Partnership business as it, in its sole discretion, shall deem to be necessary to supervise the Partnership business and affairs in an efficient manner; but nothing contained herein shall preclude the employment, at the expense of the Partnership or Joint Venture, of any agent or other third party to operate and manage all or any portion of the Partnership Property or the Joint Venture Property subject to the control of the Corporate General Partner or the Joint Venture, as the case may be. Further, the Corporate General Partner shall in no event be obligated as a general partner of the Partnership to provide property management services for the Partnership Property or the Joint Venture Property and may employ an agent or agents for such purpose and may specifically enter into an agreement with any Affiliate of the General Partners for property management services to the Partnership or Joint Venture; provided, that the Corporate General Partner shall not consent or enter into any agreement with any such Affiliate for property management services to the Partnership or the Joint Venture on terms less favorable to the Partnership or Joint Venture than those customarily charged for similar services in the relevant geographical area. Affiliates of the General Partners may be employed or retained by the Partnership or the Joint Venture to perform leasing services for the Partnership Property or the Joint Venture Property and may receive leasing commissions therefor; provided, however, that any such leasing commissions may not be in excess of those customarily charged for similar services in the relevant geographical area. Affiliates of the General Partners may be










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employed or retained by the Partnership or Joint Venture to provide insurance brokerage services to the Partnership or Joint Venture; provided, that any such services by Affiliates shall be at rates at least as favorable to the Partnership or Joint Venture, as the case may be, as those available from unaffiliated parties. Subject to the prior return to the Limited Partners of cash distributions out of Financing Proceeds and Sale Proceeds as set forth in Section 11(b)(i), the General Partners or their Affiliates may receive commissions from the Partnership or Joint Venture upon the sale of the Partnership Property by the Partnership or the sale of the Joint Venture Property by the Joint Venture, provided however, that the aggregate commissions payable to all persons including the General Partners and their Affiliates shall not in the aggregate exceed the standard real estate or other brokerage commissions payable in the relevant geographical area in which the Partnership Property or Joint Venture Property, as the case may be, is located.

     (e) The Corporate General Partner is hereby expressly authorized and empowered (and all prior actions in connection therewith are ratified), on behalf of the Partnership, to pay to JMB Realty Corporation, a Delaware corporation and an Affiliate of the General Partners ("JMB"), and certain of its Affiliates a fee of $4,500,000, of which $500,000 is payable on the first Periodic Admission Date and $4,000,000 is payable on January 15, 1985 in consideration of their guaranty of the Partnership's repayment of certain of its borrowings in connection with the Partnership's acquisition of its interest in the Joint Venture; and to acquire from JMB an agreement to act as surety for the Limited Partners' Capital Contributions for a fee of $4,000,000, of which $1,000,000 is payable on the first Periodic Admission Date and $3,000,000 is payable on January 15, 1985. The Corporate General Partner is further hereby expressly authorized and empowered (and all prior actions in connection therewith are ratified) on behalf of the Partnership, to pay to Park Associates an acquisition fee of $3,476,000 (portions of which may be paid by Park Associates to its Affiliates), payable on January 15, 1985, in consideration of the services of Park Associates or its Affiliates, as the case may be, to the Partnership in connection with the evaluation, negotiation and acquisition of the Partnership's interest in the Joint Venture. In addition, the Corporate General Partner is hereby expressly authorized and empowered (and all prior actions in connection therewith are ratified) on behalf of the Partnership to pay to JMB a partnership loan arrangement fee of $1,500,000, of which $500,000 is payable on the first Periodic Admission Date and $1,000,000 is payable on January 15, 1985, in consideration of JMB's services in arranging borrowings for the Partnership in connection with the acquisition of the Partnership's interest in the Joint Venture, and a revolving loan arrangement fee of $900,000, payable on the first Periodic Admission Date, in consideration of JMB's services in arranging a loan for the Partnership to pay a portion of its obligations in connection with the acquisition of its interest in the Joint Venture and certain fees and expenses in connection with such acquisition and the offering of Limited Partnership Interests. The Corporate General Partner is also hereby expressly authorized on behalf of the Partnership to pay to JMB Securities Corporation, a Delaware corporation and an Affiliate of the General Partners, for each Limited Partnership Interest sold through JMB Securities Corporation a selling commission of $9,944, of which $4,972 is payable upon the closing of the sale of such Limited Partnership Interest, $2,486 is payable on January 15, 1985, and $2,486 is payable on January 15, 1986. The Corporate General Partner is also hereby expressly authorized on behalf of the Partnership to pay to JMB and its affiliates interest in an amount equal to $l,624,000, of which $1,489,000 is payable on the first Periodic Admission Date and $135,000 is payable on January 15, 1985, on the amount of all fees (exclusive of selling commissions) payable to them pursuant to this Section 8(e) which are not scheduled for payment until after termination of the offering of Interests.

     (f) Subject to the provisions of Sections 8(d) and 11(d) hereof, any of the Partners (and any of the officers, directors, shareholders or Affiliates of any Partner which is a corporation and any partner or Affiliate of a Partner which is a partnership), any general partner of the Joint Venture (and any of such general partner's Affiliates) and any other Person or firm to which they are related or in which they are interested, may be employed by the Corporate General Partner on behalf of the Partnership or may be employed by the Joint Venture and may otherwise deal with the Partnership or the Joint Venture (whether as a buyer, seller, lessor, lessee, manager, broker, agent, trustee, furnisher of services, lender or otherwise) and may receive from the Partnership a fair and reasonable compensation, price, fee, commission or other















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payment therefor, and neither the Partnership nor any of the Partners shall have, as a consequence of the partnership relationship created hereby, any rights in or to any income or profits derived from such employment or other transactions or relationships. In addition, JMB Realty Corporation (or any Affiliate or employee thereof) (i) may be employed by the Corporate General Partner on behalf of the Partnership in accordance with Section 11(d) hereof, and (ii) may provide financing to the Partnership, which financing shall bear interest at the prime commercial lending rate from time to time announced by Continental Illinois National Bank and Trust Company of
Chicago plus one percent (1%) per annum.

     (g) Any of the Partners (and any of the officers, directors, shareholders or Affiliates of any Partner which is a corporation and any partner or Affiliate of a Partner which is a partnership), any general partner of the Joint Venture (and any of such general partner's Affiliates) and any other Person or firm to which they are now or in the future may be related or in which they do now or in the future may have an interest, may engage in or possess any interest in other business ventures of any kind, independently or with others, including but not limited to the ownership, financing, leasing, operating, management, syndication, brokerage, development or renting of real or personal property. The fact that a Partner (or such other Person) may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities himself or introduce such opportunities to entities in which he has or has not any interest, shall not subject such Partner (or such other Person) to liability to the Partnership or any of the other Partners on account of the lost opportunity. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby or by virtue of the Joint Venture Agreement or the partnership relation created thereby in or to such ventures, or to the distributions, proceeds, income or profits derived therefrom, and the pursuit of such ventures, even though competitive with the business of the Partnership or the Joint Venture, shall not be deemed wrongful or improper.

     (h) Neither of the General Partners, nor any partner, officer, director, employee or Affiliate of a General Partner, nor any partner, officer, director, employee, stockholder or Affiliate of an Affiliate of a General Partner, shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any action taken or failure to act on behalf of the Partnership in good faith within the scope of the authority conferred on the foregoing Persons by this Agreement or by law or for any act or omission that was consented to or approved of by the Limited Partners, unless such action or failure to act was performed or omitted fraudulently or constituted negligence (gross or otherwise).

     (i) The Partnership shall indemnify and hold harmless any Person (herein collectively called the "Indemnified Parties"), who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership or the Limited Partners) by reason of any acts, omissions or alleged acts or omissions taken in good faith and arising out of his activities as a General Partner or as a partner, officer, director, employee or Affiliate of a General Partner, or as any partner, officer director, employee, stockholder or Affiliate of an Affiliate of a General Partner, on behalf of the Partnership or in furtherance of the interests of the Partnership, against losses, damages or expenses for which such Indemnified Party has not otherwise been reimbursed (including attorneys fees, judgment, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding, so long as he did not act, in connection with the acts or omissions for which indemnification hereunder is sought, fraudulently or in a manner constituting negligence (gross or otherwise). The termination of any action, suit or proceeding by Judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Person acted fraudulently or in bad faith or in a manner constituting negligence (gross or otherwise).

     (j) No Limited Partner, in its capacity as a limited partner, shall take any part in the management or control of the business of the Partnership or transact any business for the Partnership.

     (k) Beginning on January 1, 1992 any General Partner which is not a corporation may withdraw from the Partnership without thereby incurring any liability to the Partnership or to any Partner at the end of any calendar year upon 30 days' prior notice to the other General Partners (and any general partner of a partnership which is a General Partner may withdraw from such partnership without thereby incurring any liability to the Partnership or to any Partner) so long as:

           (i) after such withdrawal there would remain at least one General Partner, and

           (ii) such withdrawal would not (in the opinion of the Partnership's legal counsel, which shall be conclusive for this purpose) result in the Partnership's ceasing to be treated as a partnership for purposes of the then applicable provisions of the United States Internal Revenue Code, and

           (iii) the remaining General Partner (or General Partners) shall have agreed to elect to continue the Partnership business after such withdrawal and to comply with the requirements of Section 13(a) with respect to such election.

     (l) The Corporate General Partner in its sole discretion may (but is not required to) make, on behalf of the Partnership, the election referred to in Section 754 of the Internal Revenue Code of 1954 a amended, or any similar provision enacted in lieu thereof, on such terms and conditions as it may determine in its sole discretion. Each of the Partners shall upon request supply the information necessary to give proper effect to such election.

     (m) The General Partners covenant and agree that they have, and will at all times in the future maintain, an aggregate net worth (including the net worth of the managing general partners of the Associate General Partner) sufficient to meet the presently existing requirements of applicable regulations, rulings and policies of the Internal Revenue Service in order that the Partnership will be in a position to be classified as a partnership for Federal income tax purposes, and they will use reasonable efforts to meet all future requirements set by the United States of America, any agency thereof or the courts necessary for the Partnership to be classified as a partnership for Federal income tax purposes and not as an association taxable as a corporation.

     (n) The failure of any Limited Partner to pay to the Partnership the full amount of the Second Capital Contribution, Third Capital Contribution, Fourth Capital Contribution, Fifth Capital Contribution, Sixth Capital Contribution or Seventh Capital Contribution, as the case may be, required of such Limited Partner under Section 6(d) hereof on or before January 15, 1985, January 15, 1986, January 15, 1987, January 15, 1988, January 15,
1989 and January 15, 1990, respectively, shall be deemed a default under this Agreement by such Limited Partner. If at the time of such default, or at any time subsequent thereto, the Partnership holds the defaulting Limited Partner's Promissory Note then the Corporate General Partner, on behalf of the Partnership, may take any actions that may be necessary to enforce the Promissory Note, including, without limitation, the right to:
(a) commence legal proceedings against the defaulting Limited Partner to compel payment of the Promissory Note; and (b) arrange a sale of such defaulting Limited Partner's Interest. If the Corporate General Partner elects to attempt to sell such defaulting Limited Partner's Interest, the Corporate General Partner shall use its best efforts to arrange an immediate sale of such defaulting Limited Partner's Interest in the Partnership, the proceeds of which sale will be paid to the Partnership to the extent necessary to satisfy such defaulting Limited Partner's obligations to the Partnership, and any excess of such amount will be paid to the defaulting Limited Partner, after deducting all expenses of sale together with the Partnership's expenses related to attempting to enforce the Limited Partner's obligations hereunder and pursuant to the Promissory Note. Any sale arranged by the Corporate General Partner shall be on commercially reasonable terms (taking into account the necessity for concluding any such sale promptly, the restrictions on resale of the Interest, the purchasers to whom it may be sold under applicable securities laws, and the necessity of conducting a private sale of the Interest) as determined by the Corporate General Partner in its sole discretion and may involve (i) the sale of all or any portion of such Limited Partner's Interest, and (ii) the General Partners (or any Person affiliated with the General Partners) as the prospective purchaser. The Corporate General Partner shall notify the defaulting Limited Partner in writing of the terms of any proposed sale of such defaulting Limited Partner's Interest (or any portion thereof specified by the Corporate General Partner) which it has arranged pursuant to this Section 8(n), which notice shall also specify the estimated amount (if any) for which the defaulting Limited Partner will remain liable, notwithstanding such notice, to the Partnership if such proposed sale is concluded (which amount shall consist of the full amount of such Limited Partner's Second Capital Contribution, Third Capital Contribution, Fourth Capital Contribution, Fifth Capital Contribution, Sixth Capital Contribution and Seventh Capital Contribution, diminished by any portions thereof previously paid by him and diminished by any anticipated net proceeds, after deducting all expenses of sale and expenses related to attempting to enforce the Limited Partner's obligations hereunder and pursuant to the Promissory Note, to the Partnership from the sale of all or a portion of his Interest in the Partnership, as set out more fully hereinabove). If, as of the date five (5) business days from the date of such notice, the defaulting Limited Partner has not paid the Partnership in cash the full amount of his Second Capital Contribution, Third Capital Contribution, Fourth Capital Contribution, Fifth Capital Contribution, Sixth Capital Contribution or Seventh Capital Contribution, as the case may be, then the Corporate General Partner may conclude the sale of the Limited Partner's Interest (or the specified portion thereof) on the terms specified in such notice and, upon such sale having been concluded, the defaulting Limited Partner shall continue to be liable to the Partnership for an amount equal to the full amount of his Second Capital Contribution, Third Capital Contribution, Fourth Capital Contribution, Fifth Capital Contribution, Sixth Capital Contribution and Seventh Capital Contribution, diminished by any portions thereof previously paid by him and diminished by the net proceeds (after deducting all expenses of sale together with the Partnership's expenses related to attempting to enforce the Limited Partner's obligations hereunder and pursuant to the Promissory Note) to the Partnership from the sale of the Interest or portion thereof sold. Any notification required by law of intended disposition of the Limited Partner's Interest shall be deemed reasonably and properly given if given at least five (5) business days before such disposition. Any excess of the net proceeds over the obligations of the defaulting Limited Partner, following deductions for the expenses described above, shall be paid to the defaulting Limited Partner. The Person to whom such defaulting Limited Partner's Interest (or portion thereof) is sold shall take all right, title and interest of the defaulting Limited Partner in that portion of such Interest of the defaulting Limited Partner which was sold. In the event that the Corporate General Partner, after following the above procedure, is unable to arrange a sale of all or any portion of a defaulting Limited Partner's Interest in the Partnership, then, but only if the Corporate General Partner so elects, such Limited Partner shall lose all right and title to or interest in that portion of his Interest which was unsold, and that portion of his Interest shall be redistributed as provided below and his obligations to the Partnership discharged with respect to that unsold portion (that portion of his Interest which had not been sold being divided pro rata among the Limited Partners and the General Partners, or, in the event of any such breach and default by all of the Limited Partners, that portion of their Interests which had not been sold being divided pro rata among the General Partners); for purposes hereof, such pro rata division, from the date of such election, shall result in a defaulting Limited Partner receiving or being allocated, as the case may be, for purposes of determining all cumulative cash distributions and profit and loss, respectively, of the Partnership, only a percentage of such allocations or distributions from the date of such election, such percentage being equal to the amount of his actual Capital Contribution expressed as a percentage of the total Capital Contribution he was obligated to make. Nothing herein shall obligate the Corporate General Partner to make the election referred to in the preceding sentence or limit any right of the Partnership to enforce a Promissory Note.

9.   ALLOCATION OF PROFITS AND LOSSES.

     (a) The profits or losses for tax purposes of the Partnership, other than any profits or losses attributable to the sale or other disposition of all or substantially all of the Partnership Property or the Joint Venture Property, shall be allocated as follows: subject to the provisions of
Section 9(f) below, 94% of such profits or losses shall be allocated among the Limited Partners in proportion to their respective Percent Interests set forth in Schedule A, and 6% of such profits or losses shall be allocated to the General Partners; provided, however, that the books of the Partnership shall be closed immediately prior to the first Periodic Admission Date and any such profits or losses attributable to the period prior to the first Periodic Admission Date shall be allocated 99.99% to the General Partners and 0.01% to the Initial Limited Partner;

     (b) The profits of the Partnership from any sale or other disposition of all or substantially all of the Partnership Property or the Joint Venture Property, after deducting any expenses relating to such sale or other disposition, shall be allocated as follows: (i) first, there shall be allocated to the General Partners an amount equal to the greater of (A) 1% of such profits or (B) the amount distributable to the General Partners as Sale Proceeds or Financing Proceeds from such sale or other disposition in accordance with Section 11(b) hereof; (ii) second, if the Capital Accounts with respect to each Limited Partnership Interest of the Limited Partners are not then equal, profits shall be allocated to the holder of a Limited Partnership Interests with a Capital Account which is smaller in amount (or greater in deficit) than the Capital Account for any other Limited Partnership Interest until the balance in such Capital Account equals the balance in the Capital Account of the Limited Partnership Interests which was next smallest in amount (or next greatest in deficit) before such allocation, and thereafter such profits shall continue to be allocated to each successive holder or group of holders of Limited Partnership Interests with Capital Accounts which are smallest in amount (or greatest in deficit), until either the balances of all Capital Accounts with respect to the Limited Partnership Interests are equal or all such profits have been allocated; and (iii) third, any remaining profits shall be allocated among the Limited Partners in proportion to their respective Percent Interests as set forth in Schedule A. Notwithstanding the allocation in the first sentence of this Section 9(b), if, after such allocation, the aggregate deficit balances, if any, in the Capital Accounts of the General Partners would exceed the Potential Unrealized Gain (as hereinafter defined) of the Partnership on the date of such allocation (allocated pro rata between the General Partners in proportion to the negative balances in their respective Capital Accounts), then the allocation of profits to the Limited Partners under clause (iii) of this Section 9(b) shall be reduced and the allocation of profits to the General Partners under clause (i) of this Section 9(b) shall be increased (to be shared by them in proportion to the deficit balances in their respective Capital Accounts) to the extent necessary to cause the aggregate deficit balances in the Capital Accounts of the General Partners after such allocation to equal the Potential Unrealized Gain (but the allocation of profits under clause (ii) of this Section 9(b) shall not be affected by this sentence). Notwithstanding the allocation in the first sentence of this Section 9(b), if, at any time profits are realized by the Partnership on the sale or other disposition of all or substantially all of the Partnership Property or the Joint Venture Property, any current or anticipated reduction of the Partnership's indebtedness (including the Partnership's share of the Joint Venture's indebtedness) would cause the deficit balances in the Capital Accounts of either or both of the General Partners to be greater than its or their share of the Partnership's indebtedness (including the Partnership's share of the Joint Venture's indebtedness) after such reduction, then an allocation to each General Partner of profits from sale or other disposition under this Section 9(b) shall be made to the extent necessary to cause the deficit balance in each General Partner's Capital Account to be no less than such General Partner's share of the Partnership's indebtedness (including the Partnership's share of the Joint Venture's indebtedness) after such reduction (but the allocation of profits under clause (ii) of this Section 9(b) shall not be affected by this sentence). "Potential Unrealized Gain" shall equal the amount of profits which would be realized by the Partnership for Federal income tax purposes (to the shared pro rata in proportion to the respective deficit balances of the General Partners) if all Partnership Property (including the Partnership's interest in the Joint Venture Property) were sold for its fair market value as determined by the Corporate General Partner (and all installment receivables of the Partnership and the Joint Venture were collected) on the date of such allocation. Notwithstanding anything to the contrary in this Agreement, upon the ultimate liquidation of the Partnership, if a General Partner has a deficit balance in its Capital Account, such General Partner will make a capital contribution which, when added to the amount contributed by such General Partner pursuant to Section 13(e) hereof, is equal to such deficit balance. The allocations required in this Section 9 shall be applied to determine the deficit balance, if any, in the General Partner's Capital Account upon such ultimate liquidation, regardless of any adjustment to such allocations for any other purpose (including any adjustment made by any amendment pursuant to Section 19(d)).

     (c) The losses from any sale or other disposition of all or substantially all of the Partnership Property or the Joint Venture Property shall be allocated 99% among the Limited Partners in proportion to their respective Percent Interests as set forth in Schedule A, and 1% to the General Partners.

      (d) "Profits" or "losses" as used herein include, without limitation, each item of Partnership income, gain, loss and deduction, and the Partnership's allocable share of all such items from the Joint Venture under the Joint Venture Agreement. Any credits of the Partnership for a fiscal year shall be allocated as profits or losses of the Partnership (other than any profits or losses attributable to the sale or other disposition of all or substantially all of the Partnership Property or attributable to the sale or other disposition of all or substantially all of the Joint Venture Property by the Joint Venture) in accordance with this
Section 9, except that any investment tax credit shall be allocated only among those Partners who were partners (for Federal income tax purposes) on the date the property with respect to which such credit as earned was placed in service by the Partnership or, in the case of any Joint Venture Property by the Joint Venture.

     (e)   Profits or losses allocable to the General Partners pursuant to
Section 9(a) hereof, the first sentence of Section 9(b) hereof, and Section 9(c) hereof shall be allocated .01% to the Corporate General Partner and 99.99% to the Associate General Partner.

     (f) The profits or losses from operations of the Partnership for the calendar year 1984 for the periods beginning with each Periodic Admission Date and ending immediately before the next succeeding Periodic Admission Date or upon December 31, 1984, as the case may be, shall be allocated among the Limited Partners who were Limited Partners during the period for which profits and losses are being allocated in a manner which, to the extent possible, will cause:

      (i)  if the first Periodic Admission Date occurs in May, 1984, then
(1) each Limited Partner admitted on the first Periodic Admission Date to be allocated, with respect to each Limited Partnership Interest, losses equal to 105% of the losses allocated to a Limited Partner admitted on the second Periodic Admission Date with respect to a Limited Partnership Interest; (2) each Limited Partner admitted on the third Periodic Admission Date (if such Periodic Admission Date occurs) to be allocated, with respect to each Limited Partnership Interest, losses equal to 90% of the losses allocated to a Limited Partner admitted on the second Periodic Admission Date with respect to a Limited Partnership Interest; and (3) each Limited Partner admitted on a succeeding 1984 Periodic Admission Date (if any such Periodic Admission Dates occur) to be allocated, with respect to each Limited Partnership Interest, losses equal to such Limited Partner's Admission Date Percentage of the losses allocated to a Limited Partner admitted on the second 1984 Periodic Admission Date with respect to each Limited Partnership Interest. The term "Admission Date Percentage" shall mean an amount equal to 90% reduced by 2% for each month (or portion thereof) by which the month in which such Limited Partner's Periodic Admission Date occurs is later than July, 1984. For example, if the second Periodic Admission Date occurs in June, 1984, and a Periodic Admission Date occurs in October, 1984 (and after the third Periodic Admission Date), then a Limited Partner admitted at such later date will, to the extent possible, be allocated 84% of the losses per Limited Partnership Interest which are allocated to a Limited Partner admitted at the second Periodic Admission Date, because the Limited Partners admitted at such later date would be allocated 2% less than 90% per month multiplied by the number of months (in this case, three since July); or

     (ii) if the first Periodic Admission Date occurs after May, 1984, then (1) each Limited Partner admitted on the second Periodic Admission Date to be allocated, with respect to each Limited Partnership Interest, losses equal to 90% of the losses allocated to a Limited Partner admitted on the first Periodic Admission Date with respect to a Limited Partnership Interest, and (2) each Limited Partner admitted on a succeeding Periodic Admission Date to be allocated losses equal to such Limited Partner's Admission Date Percentage of the losses allocated to a Limited Partner admitted on the first Periodic Admission Date with respect to a Limited Partnership Interest.

     Further, in the event that the Capital Account balance (following all of the above allocations for calendar year 1984) with respect to any Limited Partnership Interest is greater than it would be if 1984 profits and losses allocable to the Limited Partners had been allocated in the percentages specified in paragraphs (i) or (ii) of this Section 9(f) (due to applicable law or otherwise), then profits or losses of the Partnership from operations for calendar year 1985 shall first be allocated in an amount and manner such that the Capital Account balances for all Limited Partners are consistent with the ratios specified in paragraphs (i) or (ii) of this Section 9(f). Thereafter, all profits or losses allocable to the Limited Partners shall be allocated in accordance with Sections 9(a), 9(b) and 9(c) hereof, as applicable.

     (g) Notwithstanding the foregoing provisions of this Section 9, (i) any interest income imputed to the Partnership with respect to a Limited Partner's obligation to make any Capital Contribution (whether under the Promissory Note or otherwise) shall be allocated to the Limited Partner who was obligated to make such Capital Contribution, and any interest expense attributable to any interim loans secured by the Partnership which will be repaid from the Limited Partners' Capital Contributions shall be allocated entirely to the Limited Partners, and (ii) any profit or loss directly attributable to any additional Capital Contribution made by a General Partner pursuant to the last sentence of Section 6(b) hereof shall be allocated to such General Partner.

     (h) The Corporate General Partner may amend the allocations set forth in this Section 9 in accordance with the provisions of Section 19(d).

     10. RECORDS AND BOOKS OF ACCOUNT. Proper and complete records and books of account of the business of the Partnership shall be kept at the principal office of the Partnership, and shall be open to inspection by any Partner or his designated representatives at any reasonable time during business hours. The Partnership books and records shall be kept in accordance with good accounting practice (except that the Capital Accounts shall be kept for tax purposes in accordance with tax accounting methods), shall initially be kept on the cash basis, and may thereafter be kept for accounting purposes on the cash or accrual basis, as the Corporate General Partner shall determine. The Partnership books and records shall be kept on the cash or accrual basis (and initially on the cash basis) for tax purposes, as the Corporate General Partner shall determine. Quarterly reports will be provided to the Limited Partners describing the status and operations of the Partnership Property. In the event that the Partnership is a reporting company under the Securities Exchange Act of 1934, the Corporate General Partner shall cause to be sent to each Partner within 120 days after the end of each Partnership fiscal year (which shall be on a calendar year basis) financial statements including a balance sheet and related statements of income and changes in financial position, accompanied by a report of an independent certified public accountant stating that an audit of such financial statements has been made in accordance with generally accepted accounting principles. The annual financial statements sent to the Limited Partners pursuant to the preceding sentence will contain a complete statement of compensation and fees paid or accrued by the Partnership to the General Partners and their Affiliates. The Corporate General Partner shall cause to be delivered to each Partner, and to each assignee of an Interest (or portion thereof), an estimated statement of Partnership profit or loss for the current fiscal year of the Partnership, which is expected to be delivered by November 1 of each year, but in no event later than November 15 of each year. The Corporate General Partner shall also cause to be sent to each Partner, and to each assignee of an Interest (or any portion thereof) within 90 days after the end of each Partnership fiscal year, a statement showing such Partner's share of profits or losses, and credits of the Partnership for such year for Federal income tax purposes and such further tax information as shall be necessary for the preparation by such Partner of his Federal income tax return.

     11.   DISTRIBUTIONS OF PARTNERSHIP FUNDS.

           (a) DISTRIBUTABLE CASH. The Distributable Cash (hereinafter defined), if any, of the Partnership for each fiscal quarter shall be distributed within 60 days after the close of such quarter to those persons who are recognized as Partners as of the last day of the fiscal quarter for which the distribution is being made, 94% to the Limited Partners in proportion to their respective Percent Interests, as set forth in Schedule A, and 6% to the General Partners. Notwithstanding the preceding sentence, any cash receipts (less any directly related expenses) directly attributable to any additional Capital Contribution made by a General Partner pursuant to the last sentence of Section 6(b) hereof shall be distributed entirely to such General Partner, with no effect upon the ratio of distribution of all remaining Distributable Cash in accordance with the preceding sentence.

           The term "Distributable Cash" as used herein with respect to any period shall mean all cash revenues and funds received by the Partnership (other than funds received as Capital Contributions or the proceeds of any loan, refinancing or the sale or other disposition of all or substantially all of the Partnership Property or, by the Joint Venture, of all or substantially all of the Joint Venture Property) in such period, less the sum of the following (to the extent not made from funds received as Capital Contributions or the proceeds of any loan, refinancing or the sale or other disposition of all or substantially all of the Partnership Property or the Joint Venture Property): (i) all sums paid to lenders (including the General Partners and their Affiliates in their capacity as lenders) in such period, (ii) all cash expenditures (including capital expenditures) made in such period incident to the normal operation of the Partnership's or the Joint Venture's business including the fees, reimbursements and other amounts payable to the General Partners and Affiliates thereof pursuant to Sections 8(d), 8(e), 8(f) and 11(d) hereof, and (iii) such working capital and cash reserves or other amounts as the Corporate General Partner reasonably determines to be necessary for the proper operation of the Partnership's or the Joint Venture's business.

           (b) SALE PROCEEDS OR FINANCING PROCEEDS. The entire net proceeds received by the Partnership, after payment of any brokerage commissions (not including commissions payable to the General Partners or Affiliates pursuant to Section 8(d)) and other expenses incurred in connection with any refinancing of any mortgage or other security interest upon any of the Partnership Property or the Joint Venture Property or any new or additional mortgages or other security interests placed upon any such property, and payment of any indebtedness being refinanced, less any portion thereof required for appropriate Partnership or Joint Venture expenses (including the payment of any indebtedness of the Partnership) and any reserves for expenditures, acquisitions, working capital, contingent or unforeseeable liabilities or obligations of the Partnership or Joint Venture, or otherwise, deemed reasonably necessary by the Corporate General Partner, and less any amount considered necessary by the Corporate General Partner to purchase any interest in the Joint Venture or the Joint Venture Property (whether pursuant to rights contained in the Joint Venture Agreement or otherwise) are herein called "Financing Proceeds". The entire net proceeds received by the Partnership from the sale or other disposition of all or substantially all of the Partnership Property or the Joint Venture Property (other than by sale, directly or indirectly, to the Partnership) after deducting payment of brokerage commissions (not including commissions payable to the General Partners or Affiliates pursuant to Section 8(d)) and other expenses incurred in connection with such sale or other disposition and payment of any mortgage or other indebtedness of the Partnership for borrowed money other than indebtedness assumed by the purchaser, and less any portion thereof required for appropriate Partnership or Joint Venture expenses and less any reserves for expenditures, working capital, contingent or unforeseeable liabilities or obligations of the Partnership or the Joint Venture, or otherwise, deemed reasonably necessary by the Corporate General Partner, and less any amount considered necessary by the Corporate General Partner to purchase any interest in the Joint Venture or the Joint Venture Property (whether pursuant to rights contained in the Joint Venture Agreement or otherwise), including any interest (except to the extent paid with respect to interest on any underlying loan), principal or other cash proceeds received by the Partnership as proceeds of any purchase money obligation arising from any sale or other disposition of Partnership Property, or Joint Venture Property, are herein called "Sale Proceeds".

     Sale Proceeds and any Financing Proceeds which are distributed to the Partners shall be distributed as follows:

     (i) First, there shall be distributed to the Limited Partners an amount equal to their aggregate Capital Contributions, reduced by any previous distributions of Sale Proceeds and Financing Proceeds, in proportion to their respective Percent Interests (until such amount for each Limited Partner is exhausted) as set forth in Schedule A;

     (ii) Second, there shall be distributed to the General Partners an amount equal to their aggregate Capital Contributions, reduced by any previous distributions of Sale Proceeds and Financing Proceeds, and

     (iii) Third, the remainder of such Sale Proceeds and Financing Proceeds shall be distributed 70% to the Limited Partners in proportion to their respective Percent Interests, as set forth in Schedule A, and 30% to the General Partners; provided, however, that distributions of Sale Proceeds to the Limited Partners under this Section 11(b)(iii) shall be made first to any Limited Partner whose Capital Account (with respect to a Limited Partnership Interest) is greater in positive amount (or lesser in deficit), after taking into account any allocation of gain pursuant to
Section 9(b)(ii), and thereafter to each successive Limited Partner or group of Limited Partners with Capital Accounts which are greatest in positive amount (or least in deficit) until the balances of all such Capital Accounts (with respect to a Limited Partnership Interest) of the Limited Partners are equal.

     (c) All distributions to the General Partners under Sections 11(a) and 11(b) hereof shall be made .01% to the Corporate General Partner and 99.99% to the Associate General Partner.

     (d) Regardless of whether any distributions are made to the Limited Partners, the Partnership shall reimburse the Corporate General Partner and its Affiliates, at their cost, for the reasonable direct expenses (not including salaries paid by the Corporate Genera] Partner to its officers and directors, except as provided below), including but not limited to costs of accounting, statistical or bookkeeping services and computing or accounting equipment and travel, telephone and other costs and expenses relating to the acquisition, financing and operation of the Partnership Property or the Partnership's investment in the Joint Venture or the Joint Venture Property (or negotiations relating thereto), which they incur in performing services for the Partnership. The Partnership shall reimburse the Corporate General Partner and its Affiliates for the salaries and direct expenses of officers and employees of the Corporate General Partner and its Affiliates while directly engaged in organizing, qualifying and registering the Partnership and in marketing, distributing, processing and establishing records of the Limited Partnership Interests. The Partnership will also reimburse the Corporate General Partner and its Affiliates at their cost (including without limitation salaries and related salary expenses) for services which could be performed directly for the Partnership by independent parties, such as legal, accounting, transfer agent, data processing, duplicating and other services. The amounts charged to the Partnership for such services will not exceed the lesser of the actual costs of such services or the amounts which the Partnership would be required to pay to independent parties for comparable services.

     12. REPRESENTATIONS OF THE LIMITED PARTNERS. Each Limited Partner, or each individual signing on behalf of a Limited Partner that is not an individual, by executing this Agreement, represents:

         (a) That (if the Limited Partner is an individual) he is over the age of twenty-one (21) years and is experienced in business affairs;

         (b) That the Limited Partnership Interests being purchased by such Limited Partner are for long-term investment and without present intention of resale or other disposition; and

         (c) That such Limited Partner is financially responsible and able to meet his obligations hereunder, and that such Limited Partner knows and acknowledges that this investment is by its nature highly speculative and illiquid and that the transfer of the Limited Partnership Interests is restricted.

     13.   DISSOLUTION.

         (a) The dissolution, bankruptcy or withdrawal from the Partnership of any General Partner shall dissolve the Partnership unless within sixty (60) days thereafter all the remaining General Partners (or General Partner, as the case may be) shall elect to continue the Partnership business, which election shall be evidenced by a writing signed by the remaining General Partners (or General Partner) and deposited at the principal business office of the Partnership to be kept there with the records and books of the Partnership (no other action or filing shall be required to complete or evidence such election, except as may be required by law). In such event, the Partnership shall not be dissolved, but shall continue with the remaining General Partners (or General Partner). In the event that the sole remaining General Partner shall be the Associate General Partner, all rights, power and authority vested by this Agreement in the Corporate General Partner shall be vested in the Associate General Partner.

         (b) All the Partners may agree in writing from time to time to admit to the Partnership one or more new General Partners either in addition to or in substitution of one or more of the previously incumbent General Partners. No such addition or substitution of a new General Partner shall work a dissolution of the Partnership.

         (c) Only the happening of one of the following events shall work a dissolution of the Partnership:

         (i) The bankruptcy, dissolution or withdrawal from the Partnership of the last remaining General Partner;

         (ii) The reduction to cash or cash equivalents (other than purchase money notes and security interests obtained by the Partnership or the Joint Venture from the sale of all or substantially all of the Partnership Property or the Joint Venture Property) of all of the Partnership Property;

         (iii) The agreement in writing by all of the Partners to dissolve the Partnership or, subject to Section 17(b), the vote of the Limited Partners under Section 17(a); or

         (iv)  The termination of the term of the Partnership pursuant to
Section 5 of this Agreement.

     For purposes of Section 13(c)(i), the "bankruptcy" of a General Partner shall be deemed to have occurred upon the expiration of 60 days following the happening of any of the following (unless such case is dismissed or the event is otherwise cured): (i) the filing of an application by such General Partner for, or a consent to, the appointment of a trustee of his assets, (ii) the filing by such General Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they come due, (iii) the making by such General Partner of a general assignment for the benefit of creditors, (iv) the filing by such General Partner of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such General Partner a bankrupt or appointing a trustee of his assets.

     For purposes of Section 13(c)(i), the "dissolution" of a General Partner shall not include a dissolution of the Associate General Partner by reason of the death, bankruptcy, adjudication of incompetency, dissolution, termination or withdrawal (whether voluntary or involuntary) of one or more of the general partners of the Associate General Partner so long as the remaining general partners of the Associate General Partner elect to continue such partnership.

           (d) In the event of the dissolution of the Partnership for any reason, the Partners shall have the option, upon the consent of all of them (other than any General Partner which may have become bankrupt, dissolved, terminated or withdrawn from the Partnership and other than any Limited Partner which may have died or withdrawn from the Partnership or become bankrupt, dissolved or incompetent), to form a new partnership, on such terms and conditions as may be agreed upon, for the purpose of acquiring the Partnership Property and continuing the Partnership business.

Unless the Partners so agree, the Partnership shall be liquidated and shall immediately commence to wind up its affairs. The Partners shall continue to share profits or losses during the period of liquidation in the same proportions as before dissolution. Subject to Section 8(c) hereof, the Corporate General Partner in its sole discretion shall determine whether to sell any Partnership Property, including but not limited to real property, and if so, whether at a public or private sale, for what price and on what terms. If the Corporate General Partner determines to sell or otherwise dispose of any property or any interest therein, the Corporate General Partner shall not be required to do so promptly but shall have full right and discretion to determine the time and manner of such sale or sales having due regard to the activity and condition of the relevant market and general financial and economic conditions. After all such sales (if any), the Corporate General Partner shall pay all debts and liabilities of the Partnership, including all costs of dissolution and winding up, and then shall distribute the proceeds of such sales, together with all cash and other property then owned by the Partnership, as follows:

                 (i) The Corporate General Partner may set up any reserve it deems reasonably necessary for any contingent liabilities or obligations of the Partnership to Persons other than Partners arising out of or in connection with the Partnership. Such reserves will be paid over by the Corporate General Partner to a bank or trust company to act as escrow agent or to a reputable Person selected by the Corporate General Partner. Any such escrow agent will hold such reserves for payment of any of the aforementioned contingencies and, at the expiration of such period as the Corporate General Partner will designate, distribute the balance thereafter remaining in the manner provided in clause (ii) of this
Section 13(d).

                 (ii) Thereafter, in accordance with the provisions of
Section 11(b) of this Agreement.

           (e) Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any General Partner or any Limited Partner. Upon dissolution and termination of the Partnership, the General Partners shall contribute to the Partnership an aggregate amount equal to (and except as provided in Section 9(b) shall not be obligated to contribute more than) the amount which is determined to be the smaller of (i) the deficit balance in their Capital Accounts at such termination or (ii) the excess of 1.01% of the Capital Contributions made by the Limited Partners over the aggregate Capital Contributions made by the General Partners under Section 6(b) hereof. Such capital contribution under (i) or (ii) is to be made .01% by the Corporate General Partner and 99.99% by the Associate General Partner. No Limited Partner shall have any right to demand or receive property other than cash at any time, including upon dissolution and termination of the Partnership.

           (f) Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership will terminate and the Corporate General Partner will have the authority to execute and record a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

     14.   ASSIGNMENT OF LIMITED PARTNERS' INTEREST IN THE PARTNERSHIP.

           (a) No Limited Partner shall assign, transfer, encumber or otherwise dispose of all or any part of his Interest otherwise than in accordance with the provisions of this Section 14, and any such purported assignment, transfer, encumbrance or other disposition which is not authorized by this Section 14 shall not be effective for any purpose.

           (b) Subject to the provisions of Sections 14(e) and 14(4) hereof, any Limited Partner at any time and from time to time shall have the right to assign, transfer, encumber or otherwise dispose of all or any part of his Interest to, or in trust for the benefit of, any Person, but no such assignee shall be or become a substituted Limited Partner except in accordance with Sections 14(c) and 14(d) hereof. Any Limited Partner so assigning all or part of his Interest is hereinafter called the "Assigning Limited Partner".

           (c) The Corporate General Partner may (but need not), in its sole discretion, consent to the appointment of an assignee or transferee (whether such assignee or transferee has acquired his interest in the Partnership by virtue of a voluntary assignment pursuant to Section 14(b) hereof, an involuntary transfer or a transfer by operation of law) of an Interest (or a part thereof) of a Limited Partner as a substituted Limited Partner in the Partnership entitled to all the rights and benefits of the Assigning Limited Partner under this Agreement; but no such assignee or transferee shall be or become a Limited Partner unless and until such assignee or transferee satisfies all conditions of this Section 14 and unless and until the Corporate General Partner in writing designates and appoints such person as a substituted Limited Partner. Notwithstanding the time at which such conditions shall have been satisfied, any assignee of an Interest (or a pan thereof) shall be recognized as a holder of Interests as of the first day of the fiscal quarter next succeeding the fiscal quarter in which such assignment occurs. The Partners hereby consent and agree to such designation and appointment of a substituted Limited Partner by the Corporate General Partner, and agree that the Corporate General Partner may, on behalf of each Partner and on behalf of the Partnership, cause the Certificate of Limited Partnership of this Partnership to be appropriately amended.

           (d) Each substituted Limited Partner, as a condition to his admission as a Limited Partner, shall execute and acknowledge (including swearing to) such instruments (including, without limitation, the power of attorney required by Section 16 hereof), in form and substance satisfactory to the Corporate General Partner, as the Corporate General Partner shall reasonably deem necessary or desirable to effectuate such admission and to confirm the agreement of the substituted Limited Partner to be bound by all the terms and provisions of this Agreement with respect to the Interest (or portion thereof) acquired. All reasonable expenses, including attorneys' fees, incurred by the Partnership in connection with the transfer and substitution shall be paid by such substituted Limited Partner.

           (e) Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition to a minor or incompetent of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective, and further, no assignment, transfer, encumbrance, or other disposition of all or any part of any Limited Partner's Interest shall be made or shall be effective if such assignment, transfer, encumbrance or other disposition would (in the opinion of the Partnership's legal counsel, which shall be conclusive for this purpose) result in the termination of the Partnership for purposes of the then applicable provisions of the United States Internal Revenue Code.

           (f) Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other deposition of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective unless (i) prior to the consummation thereof, all assignees and transferees with respect thereto shall have made to the Partnership in writing all of the representations set out in Sections 12(a), 12(b) and 12(c) of this Agreement, (ii) the General Partners' grant their consent (which may be withheld in their sole discretion) to such assignment, transfer, encumbrance or other disposition and (iii) if required in the discretion of the General Partners, the Partnership is provided with an opinion of its legal counsel, or other legal counsel satisfactory to the Partnership's counsel, stating that such assignment, transfer, encumbrance or other disposition is exempt from the Securities Act of 1933 and is permissible under all other applicable Federal and state securities laws without registration or qualification of any security or any Person.

           (g) Each Assigning Limited Partner, substituted Limited Partner and each assignee of any Interest (or portion thereof) shall indemnify and hold harmless the Partnership, every General Partner, every partner, officer, director, employee or Affiliate of a General Partner and every other Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made) by such Assigning Limited Partner, substituted Limited Partner or assignee of an Interest (or portion thereof) in connection with any assignment, transfer, encumbrance or other disposition of all or any part of any Interest in the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it or him in connection with such action, suit or proceeding; provided, however, that the foregoing indemnification shall not be valid as to any Partner who supplied the information which gave rise to any actual material misrepresentation, misstatement of facts or omission to state facts.

           (h) In the event a vote of the Limited Partners shall be taken pursuant to this Agreement for any reason, a Limited Partner shall, solely for the purpose of determining the Interest held by him in weighing his vote, be deemed the holder of any Interest assigned in part by him in respect of which the assignee has not become a substituted Limited Partner. If the assignor of such Limited Partnership Interest has transferred his entire Interest, however, and the assignee of such Interest has not become a substituted Limited Partner pursuant to this Section 14, then neither the assignor of such Interest nor the assignee shall have any voting rights in the Partnership until such time as the assignee becomes a substituted Limited Partner.

           (i) In determining the ownership of any Interest for purposes of any distribution pursuant to Sections 11 or 13 hereof or allocation of profits or losses pursuant to Section 9 hereof, any such distribution shall be to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the fiscal quarter with respect to which such distribution is made and any such allocation of profits or losses shall be made to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the quarterly period in which the Partnership recognized such profits or losses for tax purposes.

     15.   INCAPACITY OF LIMITED PARTNER.

     The death or legal incapacity of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership assets and to assign any Interest pursuant to
Section 14 hereof shall, on the happening of such an event, devolve on his personal representative, or in the event of the death of one whose Interest is held in joint tenancy, pass to the surviving joint tenants, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such personal representative become a substituted Limited Partner except pursuant to Section 14 hereof. The estate of the Limited Partner shall be liable for all the obligations of the deceased or incapacitated Limited Partner.

     16.   POWER OF ATTORNEY.

     The Limited Partners, jointly and severally, hereby irrevocably constitute and appoint the Corporate General Partner as their true and lawful attorney-in-fact, with full power of substitution, in their name, place and stead to make, execute, sign, acknowledge (including swearing to), record and file, on behalf of them and on behalf of the Partnership, the following:

           (a) A Certificate of Limited Partnership, a Certificate of Doing Business Under an Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or any of the Partners under the laws of the State of Illinois and any other jurisdiction whose laws may be applicable;

           (b) A certificate of cancellation of the Partnership and such other instruments as may be deemed necessary or desirable by the Corporate General Partner upon the termination of the Partnership;

           (c) Any and all amendments of the instruments described in Sections 16(a) and 16(b) hereof, provided such amendments are either required by law to be filed, or are consistent with this Agreement (including, without limitation, any amendments admitting or substituting holders of Interests, or any portions thereof, as Limited Partners), or have been authorized by the particular Limited Partner or Partners; and

           (d) Any and all such other instruments as may be deemed necessary or desirable by the Corporate General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

The foregoing grant of authority:

           (a) Shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his Interest and any assignee of a Limited Partner does hereby constitute and appoint the Corporate General Partner his attorney in the same manner and force and for the same purposes as does the assignor;

           (b) Is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of the Limited Partner granting the power; and

           (c) May be exercised by the Corporate General Partner on behalf of each Limited Partner by a facsimile signature or by listing all of the Limited Partners executing any instrument with a single signature as attorney-in-fact for all of them.

     17.  AMENDMENT AND OTHER RIGHTS OF LIMITED PARTNERS.

         (a) Subject to Sections 17(b) and 17(c) hereof, the Limited Partners holding a majority of the Limited Partnership Interests, without the concurrence of the General Partners, may (i) amend this Agreement, subject to the conditions that such amendment (x) may not in any manner allow the Limited Partners to take part in the control of the Partnership's business, and (y) may not, without the consent of the General or Limited Partner affected, alter the rights, powers and duties of the General Partners as set forth in Section 8 hereof, the interest of any General or Limited Partner in allocations of profits or losses for tax purposes under
Section 9 hereof or in Distributable Cash or Sale Proceeds or Financing Proceeds under Section 11 hereof or distributions under Section 13 hereof or the valuation of the interests of the General Partners as provided in
Section 17(c) hereof; (ii) dissolve the Partnership; (iii) remove and replace the General Partners; or (iv) elect a new General Partner or General Partners (assuming that there is already at least one General Partner at the time of such election); provided, however, that the right under Section 17(a)(iii) shall not become effective prior to the receipt by the Partnership of the Seventh Capital Contribution from the Limited Partners unless, prior to the receipt of such Capital Contribution, the General Partners acted fraudulently or in bad faith or in a manner constituting negligence. Upon the written request of the Limited Partners holding 20% or more of the Limited Partnership Interests, the Corporate General Partner shall call a meeting and, subject to Section 17(b) hereof, submit any matter contemplated by this Section 17(a) to the Limited Partners.

      (b) The rights of the Limited Partners under Section 17(a) hereof to vote to amend this Agreement to dissolve the Partnership, to remove and replace the General Partners, and to elect a new General Partner, shall not come into existence or be effective in any manner unless and until, at the expense of the Limited Partners requesting such action, (i) the Partnership has received an opinion of counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, as to the legality of such action, and (ii) either (x) the Partnership has received an opinion of Illinois counsel, which counsel is satisfactory to a majority in interest of the Limited Partners, that such action may be effected without adversely affecting the status of Limited Partners as limited partners of the Partnership, or (y) a state court having original Jurisdiction in the premises has entered a judgment which has become final to the foregoing effect as to the Act and an opinion of counsel to the effect provided in
Section 17(b)(ii)(x) has been obtained as to the laws of Such Jurisdictions, other than the State of Illinois, in which the Partnership is formed re-formed, reorganized, or otherwise qualified. For purposes of this Section 17(b), counsel will be deemed satisfactory to the Limited Partners if proposed by the Corporate General Partner and affirmatively approved within 45 days by a majority in interest of the Limited Partners; provided that if the holders of 10% or more of the outstanding Partnership interests propose counsel for this purpose, such proposed counsel, and not counsel proposed by the Corporate General Partner, shall be submitted for such approval by the Limited Partners.

     (c) The right of the Limited Partners under Section 17(a) hereof to vote to remove and replace the General Partners may not be exercised unless and until the following events have occurred:

     (i) The Limited Partners holding a majority of the Limited Partnership Interests must elect one or more nominees to replace the General Partners (the "General Partner Nominees") as general partners of the Partnership prior to removal of the General Partners. The General Partner Nominees must satisfy the requirements of Section 8(m) hereof.

     (ii) The General Partner Nominees must purchase the corresponding General Partners' interest in the Partnership (including rights to or interests in Distributable Cash, Sale Proceeds and Financing Proceeds and distributions under Section 13 hereof and all losses for tax purposes as General Partners) for a purchase price equal to the greater of (x) such General Partners' Capital Contributions, less any distributions of Sale Proceeds and Financing Proceeds to such General Partner, or (y) the fair market value of such interests. Such value shall first be determined by agreement between the General Partners and the corresponding General Partner Nominees. If the General Partners and the General Partner Nominees cannot agree upon the fair market value of such interests within 60 days after the election of the General Partner Nominees, the fair market value thereof shall be determined by appraisals by two independent appraisers, one selected by the General Partners and one by the General Partner Nominees. In the event that such two appraisers are unable to agree on the value of the General Partners' interests, the General Partner Nominees and the General Partners shall jointly appoint a third independent appraiser whose determination shall be final and binding. The General Partner Nominees shall pay the corresponding General Partners for the value of their interests as so determined by delivery of their promissory note or notes payable to the General Partners or to their order in a face amount equal to the purchase price, containing acceleration and other similar provisions as would be usual and customary in a commercial promissory note, and bearing interest at a rate per annum equal to the lesser of the prime commercial lending rate from time to time announced by Continental Illinois National Bank and Trust Company of Chicago plus two percent (2%) per annum or the maximum interest rate permitted to be charged under applicable law, with all principal and accrued interest subject to mandatory payment from time to time from all Distributable Cash and Sale Proceeds and Financing Proceeds and distributions under Section 13 hereof distributable to the General Partner Nominees. Payments on the promissory note shall be secured by assignment by the General Partner Nominees to the corresponding General Partners of all their distributions of Distributable Cash and Sale Proceeds and Financing Proceeds and distributions under
Section 13 hereof from the Partnership. The amounts received pursuant to this Section 17(c), when received in full, shall constitute complete and full discharge for all amounts owing to the General Partners on account of their interests in the Partnership. For purposes of this Section 17(c), the independent appraiser selected by the General Partner Nominees shall be selected in the following manner: A list of three qualified MAI appraisers shall be obtained from the Chicago Board of Real Estate Appraisers or comparable organization in the State of New York and one of said three appraisers shall be selected by lot.

     Upon delivery of the promissory notes identified in this Section 17(c) and satisfaction of the conditions of Section 17(b) hereof, the General Partner Nominees shall become, and the General Partners shall no longer be, the general partners of the Partnership. The General Partner Nominees, as general partners of the Partnership, shall be subject to and bound by all the provisions of this Agreement as if originally a party thereto. The removed General Partners shall have no further rights under this Agreement; provided, however, the removal of the General Partners shall in no way derogate from any rights of such General Partners attributable to the period prior to the date upon which the conditions for removal herein have been satisfied.

     18.   NOTICES.

     All notices and demands required or permitted under this Agreement shall be in writing and may (except in the event of a mail strike) be sent by first-class mail, postage prepaid, to the Partners at their addresses as set out in Schedule A to this Agreement. Any Partner may specify a different address by notifying the Corporate General Partner of such different address. If the address of the principal office of the Partnership is changed, the Corporate General Partner shall notify each Partner of such change in address. All notices and demands required by this Agreement to be sent to Limited Partners shall be effective on the fifth business day (which shall be a day other than a Saturday, Sunday or national holiday) following dispatch, and all such notices and demands required to be sent to General Partners shall be effective upon receipt.

     19.   MISCELLANEOUS.

     (a) The Partners hereby agree that neither the Partnership Property nor the Joint Venture Property is or will be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights (if any) that he may have to maintain any action for partition of any of the Partnership Property or the Joint Venture Property.

     (b) This Agreement constitutes the entire agreement among the parties; it supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than pursuant to Sections 17 and 19(d) hereof.

     (c) The Corporate General Partner may cause to be filed with any governmental agency any document which it deems appropriate, including a Report of Sale pursuant to the requirements of Section 4 of the Illinois Securities Law of 1953, as amended, and Form D pursuant to the requirements of Regulation D of the Securities and Exchange Commission.

     (d) In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the Corporate General Partner, without the consent of any of the Limited Partners, (i) to add to the representations, duties or obligations of the General Partners or surrender any right or power granted to the General Partners herein; (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; and (iii) to delete or add any provision of this Agreement required to be so deleted or added by a State "Blue Sky" commissioner or similar official, which addition or deletion is deemed by such official to be for the benefit or protection of the Limited Partners; provided, however, that no amendment shall be adopted pursuant to this Section unless the adoption thereof (1) is for the benefit of or not adverse to the interests of the Limited Partners; (2) does not adversely alter the interest of a Limited Partner in profits or losses or in distributions of the Partnership without the consent of the Limited Partner adversely affected; and (3) does not, in the opinion of counsel for the Partnership, by its terms alter the limited liability of the Limited Partners or the status of the Partnership as a partnership for Federal income tax purposes. In addition to any amendments otherwise authorized herein, the Corporate General Partner, without the consent of any of the Limited Partners, may amend the provisions of Section 9 hereof relating to the allocations of profits or losses among the Partners if the Partnership is advised at any time by the Partnership's accountants or legal counsel that in their opinion there is no reasonable basis on which such allocations would be respected for Federal income tax purposes, due to promulgation of Treasury Regulations or other developments in the law; provided, however, that the Corporate General Partner is empowered to amend such provisions only to the minimum extent necessary to conform such provisions to developments in the law in accordance with the advice of such accountants and counsel, so that any such amendment will have the least possible effect on the provisions for allocations and distributions set forth in this Agreement. Any such amendment to the allocations made by the Corporate General Partner in reliance upon the advice of the accountants or counsel described above shall be deemed to be made in compliance with the fiduciary obligation of the Corporate General Partner to the Partnership and the Limited Partners, and no such amendment to the allocations shall give rise to any claim or cause of action by any Limited Partner.

          (e) This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois.

          (f) Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and assigns.

          (g) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

          (h) If any provisions of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby and shall continue to be binding and in force.

          (i) Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.

          (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the day and year first hereinabove set forth, and each of the undersigned hereby swears that the statements set out herein are true and correct to the best of his knowledge.


GENERAL PARTNERS                             INITIAL LIMITED PARTNER
                                                   (WITHDRAWING)

JMB PARK AVENUE, INC.                        JMB REALTY CORPORATION

By:     /s/ Neil G. Bluhm                    By:     /s/ Gary A. Nickele

Title:  President                            Title:  Vice President



PARK ASSOCIATES                              LIMITED PARTNERS

By:     /s/ Judd D. Malkin                   All those Limited Partners
                                             whose names and addresses
                                             appear on Schedule A
                                             attached hereto and whose
                                             signature pages are
                                             attached hereto
Title:  A Managing General Partner

     IN WITNESS WHEREOF, the Partners have executed this Amended and Restated Agreement as of the day and year first hereinabove set forth, and each of the undersigned hereby swears that the statements set out herein are true and correct to the best of his knowledge.


GENERAL PARTNERS                       LIMITED PARTNERS

JMB PARK AVENUE, INC.                  All those Limited Partners
                                       whose names and addresses
                                       appear on Schedule A attached
By:  /s/ Neil G. Bluhm                 hereto.  Each and every one of
     Neil G. Bluhm                     them.
     President


PARK ASSOCIATES                        By:  JMB PARK AVENUE, INC.

By:  /s/ Neil G. Bluhm                 By:   /s/ Neil G. Bluhm
     Neil G. Bluhm                           Neil G. Bluhm
     Managing General Partner                President

                                             As Attorney-In-Fact in
                                             possession of a duly
                                             authorized and executed
                                             Power of Attorney for each
                                             of the above referenced
                                             Limited Partners.